     As filed with the Securities and Exchange Commission on June 7, 2000
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ________________

                                FRIEDMAN'S INC.
            (Exact name of registrant as specified in its charter)

          Delaware                                       58-2058362
(State or other jurisdiction of                       (I.R.S. employer
Incorporation or organization)                     identification number)


                              4 West State Street
                              Savannah, GA  31401
                                 912-233-9333
(Address, including zip code, and telephone number, including area code, of the
                     Company's principal executive offices)

                               Victor M. Suglia
               Senior Vice President and Chief Financial Officer
                              4 West State Street
                              Savannah, GA  31401
                                 912-233-9333
(Name, address, including zip code and telephone number, including area code, of agent for service)

                                   Copy to:
                            Mark F. McElreath, Esq.
                               Alston & Bird LLP
                          1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424
                            Phone:  (404) 881-7000
                          Facsimile:  (404) 881-4777
                                ________________

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ___________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                _______________

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
     Title of Shares             Amount To Be          Proposed Maximum               Proposed Maximum               Amount of
     To Be Registered             Registered     Offering Price Per Share (1)     Aggregate Offering Price (1)    Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.01
   par value per share          300,000 shares              $6.125                         $1,837,500                   $486
==================================================================================================================================

/(1)/ Pursuant to Rule 457(c) and solely for the purpose of calculating the registration fee, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices of Friedman's Inc. Class A Common Stock on June 1, 2000.

                                __________________

===============================================================================

                               ________________

                                300,000 Shares

                                FRIEDMAN'S INC.

                             Class A Common Stock


                            _______________________

                          DIVIDEND REINVESTMENT PLAN
                               ________________

     The Dividend Reinvestment Plan of Friedman's Inc. provides our stockholders with a simple and convenient method of acquiring additional shares of our Class A Common Stock, par value $0.01 per share. If you own at least 100 shares of Friedman's Class A or Class B Common Stock you are eligible to participate in the Plan, even if your shares are held in the name of a nominee or broker (i.e., "street name"). Friedman's Class A Common Stock is listed on the Nasdaq National Market under the symbol "FRDM."

     If you enroll in the Plan, it will use your dividends to acquire additional shares of our Class A Common Stock. Additionally, the Plan also will reinvest in our Class A Common Stock any dividends that you receive on shares held in your plan account. You should read this entire prospectus for a complete description of the terms of the Plan.

     If you are eligible, you may begin participating in the Plan by completing an Authorization Card and returning it to the Plan Administrator: Shareholder Services Group, First Union National Bank, 1525 West W.T. Harris Blvd. 3C3, Charlotte, North Carolina 28288-1153 (Courier 28262-1153). You may terminate your participation in the Plan at any time. If you do not wish to participate in the Plan, you do not need to take any action, and you will continue to receive your cash dividends if and when declared, as usual.

     Any investment in shares of our Class A Common Stock involves risk. You should read "Risk Factors" beginning on page 6 before enrolling in the Plan or purchasing any shares of our Class A Common Stock.

                               ________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ________________


                 The date of this Prospectus is June 7, 2000.

                               TABLE OF CONTENTS

                                                            Page No.
                                                            -------
Friedman's Inc. Dividend Reinvestment Plan...............      1
Risk Factors.............................................      6
Use of Proceeds..........................................      7
Legal Matters............................................      7
Experts..................................................      8
Incorporation of Certain Documents by Reference..........      8
Where You Can Find More Information......................      8
Indemnification of Officers and Directors................      9

                  FRIEDMAN'S INC. DIVIDEND REINVESTMENT PLAN

     The following questions and answers constitute our Dividend Reinvestment Plan and explain how it works. Although our board of directors may elect at any time to increase, decrease, eliminate or modify the payment of dividends on our stock, we currently expect to continue to pay quarterly cash dividends on shares of our stock in a manner that is consistent with our past practices. If you are a stockholder and do not participate in this Plan, you will continue to receive cash dividends in the usual manner, as we declare and pay them.

PURPOSE

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide you with a simple and convenient way of purchasing additional shares of our stock without incurring any commissions or fees of any kind. Generally, the plan will purchase Class A Common Stock for your account on the open market, including in negotiated transactions or over the counter. If the Plan cannot purchase enough shares on the open market, Friedman's may issue new shares of Class A Common Stock. If we issue new shares of Class A Common Stock, we will use the proceeds of such issuances for general corporate purposes.

ADVANTAGES

2.   What are the advantages of the Plan to stockholders?

     If you elect to participate in the Plan you may:

     1. Automatically reinvest your cash dividends, including cash dividends otherwise payable on shares held in your account under the Plan;

     2. Invest the full amount of all dividends because you may hold fractional shares under the Plan;

     3. Invest without incurring any commissions or fees of any kind; provided, however, that if your shares are registered in the name of a nominee or broker, your nominee or broker may charge you a commission or fee; and

     4. Avoid safekeeping and record-keeping requirements and costs through the free custodial service and reporting provisions provided by the Plan.


PARTICIPATION

3.   Who is eligible to participate?

     All Friedman's stockholders who own at least 100 shares of our Class A or Class B Common Stock are eligible to participate in the Plan. If your shares are registered in the name of a nominee or broker you may participate in the Plan by making appropriate arrangements to have your nominee or broker execute the Authorization Card electing participation under the Plan.

4.   How does an eligible stockholder participate?

     You may join the Plan by signing an Authorization Card and returning it to First Union National Bank, which is acting as the Plan Administrator. Company stockholders whose shares are registered in the name of a nominee or broker must have the nominee or broker sign the Authorization Card and return it to First Union National Bank. Additional forms may be obtained at any time by written request to: Shareholder Services Group, First Union National Bank, 1525 West W.T. Harris Blvd. 3C3, Charlotte, North Carolina 28288-1153 (Courier 28262-
1153), or by calling First Union National Bank at (800) 829-8432.

5.   When may a stockholder join the Plan?

     If you are eligible, you may join the Plan at any time, and you will remain a Participant until you terminate your participation or all shares held in your Plan account are sold.

     If the Plan Administrator receives an Authorization Card specifying your desire to participate in the Plan at least five days prior to the record date established for a particular dividend, your purchase of shares of Class A Common Stock in lieu of cash dividends or reinvestment of cash dividends, as appropriate, will commence with that dividend. If your Authorization Card is received after the fifth business day prior to the record date established for a particular cash dividend, then your participation in the Plan will not begin until the cash dividend payment date following the next record date, as applicable.

     The Company has declared and paid dividends as follows during the past two years.

        Declaration Date           Record Date               Payment Date
        ----------------           -----------               ------------
        March 3, 1999              March 31, 1999            April 15, 1999
        May 12, 1999               May 31, 1999              July 15, 1999
        September 1, 1999          September 30, 1999        October 15, 1999
        December 1, 1999           December 31, 1999         January 15, 2000
        March 3, 2000              March 31, 2000            April 17, 2000


6.   What options do I have once I choose to participate in the Plan?

     The Authorization Card provides you with the option to reinvest cash dividends paid on all or a portion of the shares then or subsequently registered in your name (or your nominee's or broker's name) as follows:

     1. Full Participation directs the Company (through the Plan Administrator) to reinvest all of your cash dividends on all of the shares of Class A and Class B Common Stock then or subsequently registered in your name.

     2. Partial Participation directs the Company (through the Plan Administrator) to reinvest your cash dividends only on the number of shares of Class A and Class B Common Stock you designate on the Authorization Card.

7.   How may a Participant change options under the Plan?

     You may change investment options at any time by requesting a new Authorization Card and returning it to the Plan Administrator at the address shown in Question 4.

EXPENSES

8. Are there any expenses of participation in connection with purchases under the Plan?

     Unless your shares are registered in the name of a nominee or broker, you will not pay any brokerage commissions or service charges associated with your participation in the Plan. Friedman's will pay all costs of administration of the Plan.

     If your shares are registered in the name of a nominee or broker, such nominee or broker may charge you a commission or fee with respect to shares purchased pursuant to the Plan.

     We have directed the Plan Administrator to process all sales for the Plan through First Union Discount Brokerage Service, an affiliate of the Plan Administrator. First Union Discount Brokerage Service has agreed to process all sales of Class A Common Stock for the Plan on a non profit basis and will charge fees only to the extent necessary to cover costs incurred by First Union Discount Brokerage Service in effecting such transactions. No minimum fees will be applied to any transaction by First Union Discount Brokerage Service.

PURCHASES

9.   How many shares of Class A Common Stock will be purchased for Participants?

     The number of shares to be purchased for you depends on whether you have elected full or partial participation, the amount of the cash dividend declared and the purchase price of the Class A Common Stock. Each account will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the total amount to be reinvested divided by the purchase price per share.

10. When, and at what price, will shares of Class A Common Stock be purchased for Participants under the Plan?

     The Plan will purchase shares for your account the business day immediately following the date on which a cash dividend has been paid with respect to the Class A and Class B Common Stock. If the Plan purchases shares in an open-market transaction, the price will be the quoted price for our Class A Common Stock on the Nasdaq National Market. If there are insufficient shares traded on the Nasdaq National Market to meet the number of shares that the Plan seeks to purchase, the Company will issue new shares at the closing price of the Company's Class A Common Stock on the immediately preceding business day.

11.  Who administers the Plan for Participants?

     First Union National Bank administers the Plan for Participants, keeps records, sends statements of account to Participants and performs other duties relating to the Plan. Shares of Class A Common Stock purchased under the Plan will be registered in the name of First Union National Bank (or its nominee) and credited to the account of each Participant.

ADMINISTRATION

12.  What kind of reports will be sent to Participants in the Plan?

     As soon as practicable after each purchase of Class A Common Stock under the Plan, you will receive a statement describing the transaction, including the purchase price and the number of shares acquired. All year-to-date transactions in your account will be included in each statement. These statements are a record of the cost of purchase of shares under the Plan, and you should retain them for tax purposes. You will continue to receive copies of our annual report to stockholders, proxy statements and other information that we normally distribute to our stockholders.

13. Will Participants be credited with dividends on shares held in their accounts under the Plan?

     Yes. You will be credited with dividends on shares held in your accounts under the Plan and to the extent you do not limit the level of participation on your Authorization Card, dividends you receive on shares held in your accounts under the plan also will be reinvested.

14. Will certificates be issued for shares of Class A Common Stock purchased under the Plan?

     Ordinarily, Friedman's will not issue certificates for shares of Class A Common Stock purchased under the Plan. Shares will be held in the name of the Plan Administrator or its nominee. The number of shares purchased for your account under the Plan will be shown on your statement of account. This feature protects you against loss, theft or destruction of your stock certificates. We will issue upon written request certificates for any number of whole shares under the Plan.

15. How may a Participant obtain certificates for shares purchased under the Plan?

     You may obtain certificates for all or a portion of the shares held in your Plan by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of whole shares for which a certificate should be issued. Certificates only for whole shares of Class A Common Stock will be issued. Friedman's will not issue certificates for fractions of shares. Dividends with respect to the shares for which a certificate is issued will continue to be reinvested unless you submit a new Authorization Card reducing the number of shares subject to the Plan.

16.  How may a Participant's participation in the Plan be terminated?

     You may terminate participation in the Plan at any time by notifying the
Plan Administrator in writing to that effect.   If you notify the Plan
Administrator less than five business days prior to a dividend record date, your termination notice will not be effective until dividends for such record date have been reinvested. The Plan Administrator, at its discretion, may terminate any account which contains only a fraction of a share by paying the account holder the dollar value of such fractional share. The Company also may terminate your participation in the Plan by giving written notice to you at any time. If the Plan Administrator gives you this notice less than five business days prior to a dividend record date, termination shall not be effective until dividends for such record date have been reinvested.

17. What happens to any shares held in a Participant's account when a Participant's participation in the Plan is terminated?

     If your account, at the time of termination, contains a fractional share, the Plan Administrator will make a cash payment to you equal to the average high and low sale prices of Class A Common Stock on the date of termination as quoted on the Nasdaq National Market, as reported in The Wall Street Journal or other authoritative source, multiplied by such fractional share. This cash payment and a certificate for whole shares will be mailed directly to you. Alternatively, in connection with any termination, the Plan Administrator, upon receipt of written instructions from you or your representative, will sell your full shares of stock as soon as practicable following termination and send you or your representative a check representing the proceeds, less applicable brokerage commissions, taxes and the Plan Administrator's transaction charges.

18. What happens to a Participant's Plan account if shares of Class A Common Stock are transferred or sold?

     If you dispose of any stock held in the Plan, the Plan Administrator will continue to reinvest the dividends on the remaining shares held in the Plan account until your participation is terminated.

19. What happens if the Company issues a stock dividend or declares a stock split?

     If Friedman's issues a dividend on the Class A Common Stock or declares a stock split, any shares you receive will be credited to your account based on the number of shares held in your account on the record date for such dividend or split.

20.  How will a Participant's Plan shares be voted at a meeting of stockholders?

     If on the record date for a meeting of stockholders, there are any shares of Class A Common Stock credited to your Plan account, such shares will be added to the shares registered in your name in the stockholder records of the Company and you will receive one proxy covering the total number of such shares, which will be voted as you direct. Alternatively, if you so elect, you may vote all of your shares in person at the meeting of stockholders.

21.  What are the federal income tax consequences of participation in the Plan?

     Under the current provisions of the Internal Revenue Code, the purchase of shares of Class A Common Stock under the Plan will generally result in the following federal income tax consequences:

     1. A dividend on Class A and Class B Common Stock will be treated for federal income tax purposes as a dividend received by the Participant notwithstanding that it is used to purchase shares of Class A Common Stock pursuant to the Plan. The full amount of cash dividends reinvested under the Plan will constitute dividend income to Participants.

     2. Dividends paid to corporate stockholders, including all amounts taxable as dividends to corporate Participants under (a) above, will not be eligible for the corporate dividends-received deduction under the Internal Revenue Code.

     3. Your tax basis in additional Class A Common Stock acquired under the Plan will be equal to the amount treated as a dividend for federal income tax purposes with respect to such shares as described in (a) above. Your holding period for such Class A Common Stock will commence on the day after the investment date.

     4. You will not realize any taxable income upon the receipt of a certificate for full shares that have been previously credited to your account. (see Question 15). You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange shares received from the Plan. Such gain or loss will equal the difference between the amount which you receive for such fractional share interest or such shares and the tax basis therein.

     If your dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld.

     The above is intended only as a general discussion of the current federal income tax consequences of participation in the Plan. You should consult your own tax adviser regarding the federal and state income tax consequences (including the effects of any changes in law) of your participation in the Plan.

22.  What is the responsibility of the Plan Administrator under the Plan?

     In administering the Plan, First Union National Bank will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate an account upon a Participant's death, the prices at which shares are purchased for your account, the times when purchases are made or fluctuations in the market value of the Class A

Common Stock. Neither the Plan Administrator nor Friedman's shall have any duties, responsibilities or liabilities except as are expressly set forth in this prospectus.

23.  May the Plan be changed or discontinued?

     While Friedman's hopes to continue the Plan indefinitely, we reserve the right to suspend or terminate the Plan at any time. Friedman's also reserves the right to make modifications to the Plan and in each case will provide you notice at your last known address at least thirty (30) days prior to the effective date of such modification. Amendments or supplements may be required as a result of changes in rules and regulations that governing authorities issue. In such cases, amendments or supplements will be made and thereafter notification will be sent to you. Friedman's also reserves the right to terminate any Participant's participation in the Plan at any time for any reason. Any question of interpretation arising under the Plan will be determined by Friedman's and its determination will be final.

     Friedman's intends to use its best efforts to maintain the effectiveness of the Registration Statement filed with the Commission covering the offer and sale of Class A Common Stock under the Plan. However, Friedman's has no obligation to offer, issue or sell Class A Common Stock to Participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective. Also, Friedman's may elect not to offer or sell Class A Common Stock under the Plan to you if you reside in a jurisdiction or foreign country where, in the judgment of Friedman's, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if, as and when declared, will be paid to you in the usual manner.

24. Can checks be written against the Participant's Plan account or can the account be transferred or pledged?

     No. You may not draw checks or drafts against a Plan account nor do you have the right to sell, assign, pledge or transfer a Plan account.

25.  Where should correspondence regarding the Plan be directed?

     You should direct all correspondence regarding the Plan to: Shareholder Services Group, First Union National Bank, 1525 West W.T. Harris Blvd. 3C3, Charlotte, North Carolina 28288-1153 (Courier 28262-1153). Please mention Friedman's specific Plan in all correspondence.


                                 RISK FACTORS

     Before you participate in our Dividend Reinvestment Plan and invest in our Class A Common Stock, you should be aware that there are risks in making such an investment, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to participate in the Plan and purchase our Class A Common Stock. This section includes or refers to forward-looking statements.

     Risk Factors Related to an Investment in Friedman's through the Plan

You will not know the price at which you will be purchasing shares under the Plan until several days after you have made an investment decision.

     If you have enrolled in the Plan, but decide to withdraw, you must do so at least five business days before a dividend record date. Between the time that you decide to purchase shares through the Plan and the time of actual purchase, the price of our Class A Common Stock may fluctuate, or other information may become available to you that would affect your investment decision.
Accordingly, you
bear the risk of buying shares of our Class A Common Stock through the Plan at prices higher than you would otherwise be willing to pay, or under circumstances in which you would otherwise not invest in shares of our Class A Common Stock.

The price of our stock may decline between the time you decide to sell shares of stock in your plan account and the time that your shares are sold.

     Participation in the Plan requires that you register shares of your stock with the plan administrator. If you decide to sell these shares, you may request the plan administrator either to sell your shares or to issue a certificate to you so that a broker may sell your shares. The plan administrator may take up to ten days to satisfy your request. If the market price of our Class A Common Stock declines during that time, you will have lost the opportunity to sell your shares at such higher price.

You will not be able to direct the time or price at which the plan administrator sells your shares.

     If you request the plan administrator to sell the shares held in your plan account, you will not be able to direct the time or price at which your shares are sold. Although the plan administrator will attempt in good-faith to obtain the best price for you without delaying the sale of your shares, we cannot assure you that the plan administrator will be able to sell your shares at the highest possible price. Moreover, the plan administrator may sell your shares at a price that is lower than the price at which you would otherwise prefer to sell your shares.

         Risk Factors Related to an Investment in Friedman's Generally

     In addition to the risks relating to an investment in Friedman's through the Plan, there are additional risks related to an investment in Friedman's generally. The risks associated with an investment in Friedman's include those risk factors that we identified and discussed in our Annual Report on Form 10-K filed with the SEC on December 29, 1999. We are hereby incorporating by reference the information disclosed in that Form 10-K, as well as any supplements or modifications to that information that are contained in filings made with the SEC after December 29, 1999. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in the Form 10-K filed on December 29, 1999, together with the other reports and documents that we file with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.


                                USE OF PROCEEDS

     The net proceeds from the sale of original issue shares of Class A Common Stock issued under the Plan will be used for Friedman's general corporate purposes. Pending such use, the net proceeds may be temporarily invested. The precise amounts and timing of the application of net proceeds will depend upon the funding requirements of Friedman's and the availability of other funds.


                                LEGAL MATTERS,

     The validity of the shares of the Common Stock issuable under the Plan is being passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of Friedman's Inc. appearing in Friedman's Inc. Annual Report (Form 10-K) for the year ended September 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus.


     Friedman's Inc. SEC Filings
     (File No. 0-22356)                              Period
     ------------------------------      -------------------------------------

     Annual Report on Form 10-K          Fiscal year ended September 30, 1999
     Quarterly Report on Form 10-Q       Quarter ended December 31, 1999
     Quarterly Report on Form 10-Q       Quarter ended March 31, 2000

     In addition, we are incorporating by reference the description of our Class A Common Stock from registration statements we have previously filed under
Section 12 of the Securities Exchange Act, including any amendments to reports filed for the purpose of updating these descriptions.

     You may request a copy of any of the information that is incorporated by reference in this prospectus, as well as any exhibit we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the following address: Friedman's Inc., 4 West State Street, Savannah, GA 31401, Attention: Chief Financial Officer. Telephone requests may be directed to (912) 233-9333.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify present and former directors, officers, employees or agents of the corporation. The Ninth article of the Certificate of Incorporation of the Company provides, subject to the limitations and qualifications set forth therein, that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director as permitted by law.

     The Certificate of Incorporation further provides that the Company shall to the fullest extent permitted by applicable law as then in effect indemnify any person who was or is involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding.

     Insofar as indemnification, for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    Part II
                        Items not Required in Prospectus

Item 14.  Fees and Expenses

     The following table sets forth the expenses Friedman's expects to incur in connection with the sale and distribution of the shares of Class A Common Stock Friedman's is registering. Except for the registration fee, all amounts shown are estimates.



     SEC registration fee.............  $   486
     Printing and engraving expenses..    6,000
     Legal fees and expenses..........   10,000
     Accounting fees and expenses.....    2,500
     Miscellaneous fees and expenses..    1,000
                                        -------
                Total                   $19,986


Item 15.  Indemnification of Directors and Officers

                     COMMISSION POSITION ON INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify present and former directors, officers, employees or agents of the corporation. The Ninth article of the Certificate of Incorporation, as amended, of the Company provides:

     NINTH:  Limitation of Liability; Indemnification

  A. Limitation of Directors' Liability

     To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section A of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  B. Indemnification

     1. Right to Indemnification. The Company shall to the fullest extent permitted by applicable law as then in effect indemnify any person (the "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding.
Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

     (2) Insurance, Contracts and Funding. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in Section B-1 of this Article or incurred by any Indemnitee in connection with any Proceeding referred to in Section B-1 of this Article, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any director or officer of the Company in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

     (3) Indemnification Not Exclusive Right. The right of indemnification provided in this Article shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Article shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Article and shall be applicable to proceedings commenced or continuing after the adoption of this Article, whether arising from acts or omissions occurring before or after such adoption.

     (4) Advancement of Expenses; Procedures; Presumptions and Effects of Certain Proceedings; Remedies. In furtherance but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to the advancement of expenses and the right to indemnification under this Article:

          (a) Advancement of Expenses. All reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Company within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article.

          (b)    Procedure for Determination of Entitlement to Indemnification.
     (i) To obtain indemnification under this Article, an Indemnitee shall submit to the Secretary of the Company a written request, including such documentation as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made no later than 60 days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

          (ii) The Indemnitee's entitlement to indemnification under this Article shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such

          Disinterested Directors so directs; (C) by the stockholders of the Company entitled to vote; or (D) as provided in Section B-4(c) of this Article.

          (iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section B-4(b)(ii) of this Article, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object.

          (c) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article, the Indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section B-4(b)(i), and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section B-4(b) of this Article to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after the receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section B-1, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

          (d) Remedies of Indemnitee. (i) In the event that a determination is made pursuant to Section B-4(b) of this Article that the Indemnitee is not entitled to indemnification under this Article, (A) the Indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding or arbitration the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Article.

          (ii) If a determination shall have been made or deemed to have been made, pursuant to Section B-4(b) or (c), that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that (C) advancement of expenses is not timely made pursuant to Section B-4(a) or (D) payment of indemnification is not made within five days after a determination if entitlement to indemnification has been made or deemed to have been made pursuant to Section B-4(b) or
     (c), the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the

     Company may bring an action, in an appropriate court of the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause
     (ii) (a "Disqualifying Event"); provided, however, that in any such action the Company shall have the burden of proving the occurrence of such Disqualifying Event.

          (iii) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section B-4(d) that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article.

          (iv) In the event that the Indemnitee, pursuant to this Section B-4(d), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Article, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by him if the Indemnitee prevails in such judicial adjudication. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

          (e)    Definitions.  For purposes of this Section B-4:

          (i) "Disinterested Director" means a director of the Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

         (ii) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (A) the Company or the Indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Article. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Article.

     (5) Severability. If any provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

   Friedman's has purchased directors and officers' liability insurance covering many of the possible actions and omissions of persons acting or failing to act in such capacities.

     Insofar as indemnification, for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Item 16.  Exhibits

Number     Description
------     -----------

4 Friedman's Inc. Dividend Reinvestment Plan (included as part of the prospectus filed with this registration statement)
5          Opinion of Alston & Bird LLP
23.1       Consent of Ernst & Young LLP
23.2       Consent of Alston & Bird LLP (included in Exhibit 5)
24         Power of Attorney (included on page II-6 hereof)
99.1       Stockholder Authorization Agreement


Item 17. Undertakings.

The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Savannah, State of Georgia, on this 5th day of June 2000.


                                FRIEDMAN'S INC.


                              By:   /s/ Bradley J. Stinn
                                 ----------------------------------------
                                    Bradley J. Stinn
                                    President and Chief Executive Officer



          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bradley J. Stinn and Victor Suglia, and each of them, with the power to act without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file any of the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 5, 2000.


        Name                                       Title
        ----                                       -----


/s/ Bradley J. Stinn           President and Chief Executive Officer (Principal
-------------------------      Executive Officer)
Bradley J. Stinn

                               Chairman of the Board of Directors
-------------------------
Sterling B. Brinkley


                               Director
-------------------------
John E. Cay, III


                               Director
-------------------------
Robert W. Cruickshank


/s/ David B. Parshall          Director
-------------------------
David B. Parshall


/s/ Mark C. Pickup             Director
-------------------------
Mark C. Pickup


/s/ Victor M. Suglia           Senior Vice President - Chief Financial Officer
-------------------------      (Principal Financial and Accounting Officer)
Victor M. Suglia